Exhibit 10.09

T. ROWE PRICE GROUP, INC.
OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES AND DURATION

     1.1 ESTABLISHMENT OF THE PLAN. T. Rowe Price Group, Inc., a Maryland corporation (“Price Group”), hereby establishes this deferred compensation plan for non-employee directors known as the “T. Rowe Price Group, Inc. Outside Directors Deferred Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan is effective as of January 1, 2005 (the “Effective Date”) and will remain in effect as provided in Section 1.3 hereof.

     1.2 PLAN OBJECTIVES. The objective of the Plan is to enable Outside Directors to elect to have their cash fees for services on the Board of Directors accumulated and paid in a single sum payment immediately following the close of the calendar year during which such fees are earned.

     1.3 DURATION OF THE PLAN. The Plan commences on January 1, 2005 and will remain in effect until the Board of Directors terminates it pursuant to Section 7.1.

ARTICLE 2. DEFINITIONS

     Whenever used in the Plan, the following terms will have the meanings set forth below, and when the meaning is intended, the initial letter of the word will be capitalized:

     “ACCOUNT” means a bookkeeping reserve account to which an Outside Director’s Fees are credited under this Plan.

     “AFFILIATES” means, with respect to any person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, the first person.

     “BOARD” or “BOARD OF DIRECTORS” means the Board of Directors of Price Group.

     “CODE” means the Internal Revenue Code of 1986, as amended from time to time, or any successor to it.

     “DEFERRAL ELECTION” has the meaning ascribed to it in Section 6.1.

     “DIRECTOR” means any individual who is a member of the Board of Directors.

     “FEES” means the Retainers and Meeting Fees earned by an Outside Director during a Plan Year.

     “MEETING FEE” means the cash fee established by the Board and paid to an Outside Director for each attendance at a meeting of the Board of Directors or of a Board committee (including telephonic meetings but excluding execution of unanimous written consents).

     “OUTSIDE DIRECTOR” means a Director who, at the time in question, is not an employee of Price Group or any of its Affiliates.

     “PLAN” has the meaning ascribed to it in Section 1.1.

     “PLAN YEAR” means the 12-month period beginning on January 1 and ending on the next following December 31.

     “RETAINER” means the cash retainer fee established by the Board and paid to an Outside Director, for a Plan Year or for a portion of such year, for services performed as a member of the Board of Directors or of a committee of the Board of Directors.

ARTICLE 3. ADMINISTRATION

     3.1 THE BOARD OF DIRECTORS. The Plan will be administered by the Board of Directors. The Board of Directors will act by a majority of its members at the time in office and eligible to vote on any particular matter, and may act either by a vote at a meeting or in writing without a meeting.

     3.2 AUTHORITY OF THE BOARD OF DIRECTORS. Except as limited by law and subject to the provisions herein, the Board of Directors has full power to: construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of the Plan. Further, the Board of Directors will make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law and consistent with Section 3.1, the Board of Directors may delegate some or all of its authority under this Plan.

     3.3 DECISIONS BINDING. All determinations and decisions made by the Board of Directors pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including Price Group, its stockholders, all Affiliates, Outside Directors and their estates and beneficiaries.

ARTICLE 4. ELIGIBILITY

     Each Director who is an Outside Director during a Plan Year will be eligible to participate in the Plan for that year.

ARTICLE 5. RETAINERS AND MEETING FEES

     Unless the Outside Director has made a Deferral Election with respect to them, all Retainers and Meeting Fees earned by an Outside Director during a Plan Year will be paid to the Outside Director at such times during the Plan Year as may be determined by the Board.

ARTICLE 6. DEFERRAL

     6.1 DEFERRAL ELECTION. Any Outside Director may elect to defer all, but not less than all, of his or her Fees payable to him or her for a Plan Year by filing with the Secretary of Price Group a written notice to that effect on the Deferral Election Form attached hereto as Exhibit A (a “Deferral Election”) in accordance with the following rules. An Outside Director without a Deferral Election in effect may elect to defer all, but not less than all, of his or her Fees: (a) with respect to any Fees payable for any Plan Year, by filing a Deferral Election on or before the December 31st preceding the Plan Year; and (b) with respect to any Fees for any portion of a Plan Year following the date on which the Director first becomes an Outside Director, by filing a Deferral Election within thirty days following that date. A Deferral Election may not be revoked or modified with respect to Fees payable for any Plan Year for which it is effective and the Deferral Election, unless terminated or modified as described below, will apply to Fees payable with respect to each subsequent Plan Year. An Outside Director may terminate or modify his or her current Deferral Election for any subsequent Plan Year by filing a new Deferral Election on or before December 31st of the then-current Plan Year. An effective Deferral Election will also terminate on the date a Director ceases to be an Outside Director.

     6.2 ACCOUNT. The Fees the Outside Director elects to defer will be credited to an Account as of the date the compensation would otherwise have been payable to the Outside Director. No interest or other earnings will be allocated or credited to the Account.

     6.3 DISTRIBUTIONS. The aggregate amount credited to an Outside Director’s Account each Plan Year will be distributed, in a single sum cash payment, to him or her on or as soon as practicable after the first business day of the Plan Year immediately following the Plan Year in which the Fees were earned. If an Outside Director dies before he or she has received payment of all amounts due hereunder, the balance remaining in the Outside Director’s Account shall be distributed to his or her estate in a single sum cash payment as soon as practicable following the Outside Director’s death. To the extent necessary to comply with Code section 409A, the Board or its Compensation Committee may specify such additional rules regarding distributions and elections as it deems appropriate.

ARTICLE 7. MISCELLANEOUS

     7.1 MODIFICATION AND TERMINATION. The Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part.

     7.2 INDEMNIFICATION. Each person who is or has been a member of the Board will be indemnified and held harmless by Price Group against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit, or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in a settlement approved by Price Group, or paid by that person in satisfaction of any judgment in any such action, suit, or proceeding against that person, provided he or she gives Price Group an opportunity, at its own expense, to handle and defend the action, suit or proceeding before that person undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an individual may be entitled under Price Group’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that Price Group may have to indemnify him or her or hold him or her harmless.

     7.3 SUCCESSORS. All obligations of Price Group under the Plan with respect to a given Plan Year will be binding on any successor to Price Group, whether the existence of the successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of Price Group, or a merger, consolidation, or otherwise.

     7.4 RESERVATION OF RIGHTS. Nothing in this Plan or in any award agreement granted hereunder will be construed to limit in any way the Board’s right to remove an Outside Director from the Board of Directors.

ARTICLE 8. LEGAL CONSTRUCTION

     8.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.

     8.2 SEVERABILITY. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

     8.3 REQUIREMENTS OF LAW. The issuance of payments under the Plan will be subject to all applicable laws, rules, and regulations.

     8.4 SECURITIES LAW AND TAX LAW COMPLIANCE. To the extent any provision of the Plan or action by the Board would subject any Outside Director to liability for interest or additional taxes under Code section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

     8.5 UNFUNDED STATUS OF THE PLAN. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to an Outside Director by Price Group, nothing contained herein will give any rights to an Outside Director that are greater than those of a general creditor of Price Group.

     8.6 GOVERNING LAW. The Plan will be construed in accordance with and governed by the laws of the State of Maryland, determined without regard to its conflict of law rules.

     8.7 NONTRANSFERABILITY. An Outside Director’s Account may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code section 414(p)). All rights with respect to an Account will be available during the Outside Director’s lifetime only to the Outside Director or the Outside Director’s guardian or legal representative. The Board of Directors may, in its discretion, require an Outside Director’s guardian or legal representative to supply it with evidence the Board of Directors deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Outside Director.

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EXHIBIT A

T. ROWE PRICE GROUP, INC.
OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN

DEFERRAL ELECTION

     As of                                         , 20                    , the individual whose name appears below, who is an Outside Director of T. Rowe Price Group, Inc. (“Price Group”), hereby elects to defer, under the terms of the T. Rowe Price Group, Inc. Outside Directors Deferred Compensation Plan (the “Plan”), all of the cash compensation payable to him or her in connection with the individual’s services on the Board of Directors of Price Group or a committee of such Board of Directors. This Deferral Election will become effective as of the date it is accepted by the Secretary of Price Group and shall remain in full force and effect until the earlier of the date the Outside Director modifies or terminates it in accordance with the terms of the Plan and the date the Director ceases to be an Outside Director of Price Group. Any term capitalized herein but not defined will have the meaning set forth in the Plan.

     IN WITNESS WHEREOF, the Outside Director has duly executed this Deferral Election as of the date first written above.

Outside Director’s Signature

Outside Director’s Name (please print)

Received by T. Rowe Price Group, Inc.
By:	____________________________
Title: Secretary
Date:____________________________